Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

July 11, 2005

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

American Equity's Total Second

Quarter 2005 Sales Reach New High

WEST DES MOINES, Iowa (July 11, 2005) – American Equity Investment Life Holding Company (NYSE:AEL) reported today that total sales of annuities in the second quarter of 2005 were $762 million, a record high.  Monthly sales during the quarter were: April 2005 - $242 million; May 2005 - $260 million and June 2005 - $260 million.   Sales during the second quarter increased by 13% compared with first quarter 2005 production of $675 million and by 23% compared with fourth quarter 2004 production of $620 million.  As sales increase, AEL continues to adhere to market conduct standards emphasizing sound product design, clear and complete disclosures and shared responsibility for sales practices with its national marketing organizations and licensed agency force.

ABOUT AMERICAN EQUITY

Founded in 1995, American Equity Investment Life Holding Company is a full-service underwriter of a broad line of annuity and insurance products, with a primary emphasis on the sale of fixed-rate and index annuities. The company has approximately 250 employees and more than 48,000 agents selling its products in 49 states and District of Columbia.

###